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Exhibit 10.7

LOAN AND SECURITY AGREEMENT

        THIS LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of June 23, 2006 (the "Effective Date") between SILICON VALLEY BANK, a California corporation and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, ("Bank"), and SIRTRIS PHARMACEUTICALS, INC., a Delaware corporation ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

        1    ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

        2    LOAN AND TERMS OF PAYMENT

        2.1    Promise to Pay.    Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

        2.1.1    Equipment Advances.

          (a)    Availability.    Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, an "Equipment Advance" and, collectively, "Equipment Advances") not exceeding the Equipment Line. Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of Borrower's request for each Equipment Advance, and no Equipment Advance may exceed 100% of the total invoice for Eligible Equipment, excluding taxes, warranty charges, freight expenses and installation expenses relating to such Eligible Equipment. Notwithstanding the foregoing, the initial Equipment Advance (the "Initial Equipment Advance") hereunder may be used to reimburse Borrower for Eligible Equipment purchased on or after January 1, 2005, provided that the Initial Equipment Advance is requested on or before ten (10) days after the Effective Date and provided further that the Initial Equipment Advance shall not be for greater than One Million Dollars ($1,000,000.00). Unless otherwise agreed to by Bank, not more than 25% of the proceeds of the Equipment Line shall be used to finance Other Equipment. Each Equipment Advance, other than the final Equipment Advance, must be in an amount equal to at least Fifty Thousand Dollars ($50,000.00). After repayment, no Equipment Advance may be reborrowed.

          (b)    Repayment.    Commencing on April 1, 2007, and continuing on the Payment Date of each month thereafter, Equipment Advances outstanding on the expiration of the Draw Period are payable in: (i) thirty-six (36) consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a)(ii). All unpaid principal and accrued interest is due and payable in full on the Equipment Maturity Date. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.

          (c)    Final Payment.    On the earlier of (i) the Equipment Maturity Date, or (ii) the acceleration of the Equipment Line following an Event of Default, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to the Equipment Advances, an amount equal to the Final Payment.

          (d)    Prepayment Upon an Event of Loss.    Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If during the term of this Agreement any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an "Event of Loss"), then if no Event of Default has occurred or is continuing, within ten (10) days following the Event of Loss, at Borrower's option, Borrower shall (i) pay to Bank, with respect to the Financed Equipment subject to the Event of Loss, the outstanding principal balance of the Equipment Advances used to finance such Financed Equipment together with all accrued and unpaid interest thereon to the date of the prepayment, and the Final Payment solely with respect to such Equipment Advance; or (ii) repair or replace any Financed Equipment subject to the Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to the Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment.

          (e)    Mandatory Prepayment Upon an Acceleration.    If the Equipment Advances are accelerated in accordance with Section 9 following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Final Payment, and (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts, in each case, with respect to the Equipment Advances.

          (f)    Permitted Prepayment of Equipment Advances.    Borrower shall have the option to prepay all, but not less than all, of any such Equipment Advance advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay such Equipment Advance at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Final Payment, and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts, with respect to such Equipment Advance.

        2.2    Payment of Interest on the Credit Extensions.

          (a)    Interest Rate.

              (i)  Draw Period. During the Draw Period, subject to Section 2.2(b), the principal amount outstanding for the Equipment Advances shall accrue interest at a floating per annum rate equal to one-quarter of one percentage point (0.25%) above the Prime Rate, which interest shall be payable monthly.

             (ii)  Principal Repayment Period. Commencing on April 1, 2007, subject to Section 2.2(b), the principal amount outstanding for the Equipment Advances shall accrue interest at a fixed per annum rate equal to one-quarter of one percentage point (0.25%) above the Prime Rate, determined by Bank as of January 1, 2007, which interest shall be payable monthly.

          (b)    Default Rate.    Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points above the rate effective immediately before the Event of Default (the "Default Rate"). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

          (c)    Adjustment to Interest Rate During the Draw Period.    Changes to the interest rate of any Credit Extension based on changes to the Prime Rate during the Draw Period shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

          (d)    360-Day Year.    Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          (e)    Debit of Accounts.    Bank may debit any of Borrower's Deposit Accounts, including the Designated Deposit Account, for (i) principal and interest payments when due in accordance with this Agreement without notice or (ii) any other amounts Borrower owes Bank when due in accordance with this Agreement after Bank provides notice of such amounts. These debits shall not constitute a set-off.

          (f)    Payments.    Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

        2.3    Fees.    Borrower shall pay to Bank:

          (a)    Final Payment.    The Final Payment, when due hereunder;

          (b)    Bank Expenses.    All Bank Expenses (including reasonable attorneys' fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

        2.4    Additional Costs.    If any law or regulation increases Bank's costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Bank notifies Borrower of such increased costs. Bank agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Bank's customary practice. The terms of this Section 2.4 shall only apply to Credit Extensions with fixed rates of interest.

        3    CONDITIONS OF LOANS

        3.1    Conditions Precedent to Initial Credit Extension.    Bank's obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following documents, including, without limitation:

          (a)   Duly executed original signatures to the Loan Documents to which it is a party;

          (b)   Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

          (c)   Duly executed original signatures to the completed Borrowing Resolutions for Borrower;

          (d)   Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

          (e)   Borrower shall have delivered a landlord's consent in favor of Bank in the form attached hereto as Exhibit C;

          (f)    Borrower shall have delivered a legal opinion of Borrower's counsel dated as of the Effective Date together with the duly executed original signatures thereto;

          (g)   Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

          (h)   Borrower shall have paid the Bank Expenses then due as specified in Section 2.3 hereof.

        3.2    Conditions Precedent to all Credit Extensions.    Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a)   except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form and a UCC financing statement covering the Financed Equipment described on Annex A to the Exhibit A attached hereto;

          (b)   the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

          (c)   confirmation that upon filing the UCC financing statement covering the Financed Equipment described on Annex A to the Exhibit A attached hereto, that the Bank shall have a first perfected security interest in such Financed Equipment; and

          (d)   in Bank's reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

        3.3    Covenant to Deliver.    Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower's obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank's sole discretion.

        3.4    Procedures for Borrowing.    Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance set forth in this Agreement, to obtain an Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile no later than 12:00 p.m. Eastern time one (1) Business Day before the proposed Funding Date. The notice shall be a Payment/Advance Form, must be signed by a Responsible Officer or designee, and shall include a copy of the invoice for the Equipment being financed, together with a UCC Financing Statement authorization covering the Financed Equipment described on Annex A to the Exhibit A and such additional information as Bank may reasonably request at least five (5) Business Days before the proposed Funding Date.

        4    CREATION OF SECURITY INTEREST

        4.1    Grant of Security Interest.    Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the

Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral.

        If this Agreement is terminated, Bank's Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank's obligation to make Credit Extensions has terminated, Bank shall, at Borrower's sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

        4.2    Authorization to File Financing Statements.    Borrower hereby authorizes Bank to file financing statements with respect to the Financed Equipment, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank's interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

        5    REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

        5.1    Due Organization and Authorization.    Borrower and each of its Subsidiaries are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower (the "Perfection Certificate"). Borrower represents and warrants to Bank that (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower's organizational identification number.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower's business.

        5.2    Collateral.    Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

        The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

        5.3    Litigation.    There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000.00).

        5.4    No Material Deviation in Financial Statements.    All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

        5.5    Solvency.    The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

        5.6    Regulatory Compliance.    Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower's or any of its Subsidiaries' properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

        5.7    Subsidiaries; Investments.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

        5.8    Tax Returns and Payments; Pension Contributions.    Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a "Permitted Lien". Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

        5.9    Use of Proceeds.    Borrower shall use the proceeds of the Credit Extensions solely to purchase Eligible Equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

        5.10    Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

        6    AFFIRMATIVE COVENANTS

        Borrower shall do all of the following:

        6.1    Government Compliance.    Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower's business.

        6.2    Financial Statements, Reports, Certificates.    Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the previous month certified by a Responsible Officer and in a form acceptable to Bank; (ii) contemporaneously with Borrower's delivery to Borrower's Board of Directors, but in any event no later than one hundred twenty (120) days after the last day of Borrower's fiscal year (with the exception of fiscal year end 2005, which shall be delivered to the Bank on or before June 30, 2006), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower's security holders; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower's or another website on the internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Fifty Thousand Dollars ($50,000) or more; and (vi) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

        6.3    Intentionally Deleted.

        6.4    Taxes; Pensions.    Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

        6.5    Insurance.    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies relating to the Collateral shall have a lender's loss payable endorsement showing Bank as the loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank's request, Borrower shall deliver certified copies of policies relating to the Collateral and evidence of all premium payments. Proceeds payable under any such policy relating to the Collateral shall, at Bank's option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $50,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

        6.6    Operating Accounts.    Maintain its primary operating account with Bank and a portion of Borrower's cash or securities in excess of that amount used for Borrower's operations shall be maintained at Bank and/or Bank's affiliates.

        6.7    Litigation Cooperation.    From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

        6.8    Further Assurances.    Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's Lien in the Collateral or to effect the purposes of this Agreement.

        7    NEGATIVE COVENANTS

        Borrower shall not do any of the following without Bank's prior written consent:

        7.1    Dispositions.    Convey, sell, lease, transfer or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment, or other Equipment which is not Financed Equipment which is sold by the Borrower in the ordinary course of business, which Borrower determines in its reasonable judgment that such Equipment is not necessary to the Borrower's business; (c) in connection with Permitted Liens and Permitted Investments; and (d) of licenses and similar arrangements for use of intellectual property in the ordinary course of business.

        7.2    Changes in Business, Management, Ownership, or Business Locations.    (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i)(A) if all of the Key Persons resign, are terminated, or are no longer actively involved in the management of the Borrower in their current positions, or (B) if any two (2) out of the three (3) Key

Persons resign, are terminated, or are no longer actively involved in the management of the Borrower in their current positions and a replacement reasonably satisfactory to Bank for at least one of such Key Persons is not made within sixty (60) days after departure from Borrower, and the replacement reasonably satisfactory to Bank for the other such Key Persons is not made within one hundred eighty (180) days after departure from Borrower (which time period may be extended by Bank in the Bank's reasonable discretion); or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

        7.3    Mergers or Acquisitions.    Without the Bank's prior written consent, which shall not be unreasonably withheld or delayed, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

        7.4    Indebtedness.    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

        7.5    Encumbrance.    Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.

        7.6    Intentionally Deleted.

        7.7    Distributions; Investments.    (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in capital stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that, without the Bank's prior written consent, which shall not be unreasonably withheld or delayed, such repurchase does not exceed in the aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year.

        7.8    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person, except for employee loans of up to a maximum amount of Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate outstanding at any time.

        7.9    Subordinated Debt.    (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

        7.10    Compliance.    Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

        8    EVENTS OF DEFAULT

        Any one of the following shall constitute an event of default (an "Event of Default") under this Agreement:

        8.1    Payment Default.    Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three day grace period will not apply to payments due on the Maturity Date). During the grace period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

        8.2    Covenant Default.

          (a)   Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6 or violates any covenant in Section 7; or

          (b)   Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which without the prior written consent of Bank, shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

        8.3    Material Adverse Change.    A Material Adverse Change occurs;

        8.4    Attachment.    (a) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank (or Bank's Affiliate) seeking to attach, by trustee or similar process, any funds of, or of any entity under control of Borrower (including a Subsidiary) on deposit with the Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Hundred Thousand Dollars ($100,000.00) becomes a Lien on any of Borrower's assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

        8.5    Insolvency    (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

        8.6    Other Agreements.    There is a default in any agreement to which Borrower is a party with a third party or parties resulting in the acceleration of the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower's business;

        8.7    Judgments.    A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

        8.8    Misrepresentations.    Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

        8.9    Subordinated Debt.    A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement, in any material respect.

        9    BANK'S RIGHTS AND REMEDIES

        9.1    Rights and Remedies.    While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a)   declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b)   stop advancing money or extending credit for Borrower's benefit under this Agreement;

          (c)   make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

          (d)   apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

          (e)   demand and receive possession of Borrower's Books; and

          (f)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

        9.2    Power of Attorney.    Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) make, settle, and adjust all claims under Borrower's casualty insurance policies; and (b) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

        9.3    Intentionally Deleted.

        9.4    Protective Payments.    If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

        9.5    Application of Payments and Proceeds.    If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, from payments and proceeds realized as the result of any disposition of the Collateral, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

        9.6    Bank's Liability for Collateral.    So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

        9.7    No Waiver; Remedies Cumulative.    Bank's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank's rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay in exercising any remedy is not a waiver, election, or acquiescence.

        9.8    Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

        10    NOTICES

        All notices, consents, requests, approvals, demands, or other communication (collectively, "Communication") by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address, email address, or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Sirtris Pharmaceuticals, Inc. 790 Memorial Drive, Suite 104 Cambridge, Massachusetts 02139 Attn: Vice President of Finance Fax: (617) 252-6924 Email: pbrannelly@sitrispharma.com
with a copy to:	Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Attn: Marc A. Rubenstein, Esquire Fax: (617) 951-7050 Email: marc.rubenstein@ropesgray.com
If to Bank:	Silicon Valley Bank One Newton Executive Park, Suite 200 2221 Washington Street Newton, Massachusetts 02462 Attn: Ms. Bernadette Michaud Fax: (617) 969-5973 Email: bmichaud@svbank.com
with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

        11    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE

        Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK'S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

        12    GENERAL PROVISIONS

        12.1    Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank's prior written consent (which may be granted or withheld in Bank's discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights, and benefits under this Agreement and the other Loan Documents. Prior to an Event of Default, the Bank may only assign this Agreement to a commercial bank or financial institution, which is not a direct competitor of Borrower.

        12.2    Indemnification.    Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, "Claims") asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by Bank's gross negligence or willful misconduct.

        12.3    Intentionally Deleted.

        12.4    Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

        12.5    Severability of Provisions.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

        12.6    Amendments in Writing; Integration.    All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

        12.7    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

        12.8    Survival.    All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

        12.9    Confidentiality.    In handling any financial statements or other confidential information of Borrower, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank's Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions, subject to Section 12.1 hereof (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee's or purchaser's agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank's regulators or as otherwise required in connection with Bank's examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

        12.10    Right of Set Off.    Borrower hereby grants to Bank, a right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        13    DEFINITIONS

        13.1    Definitions.    As used in this Agreement, the following terms have the following meanings:

        "Account Debtor" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.

        "Affiliate" of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Agreement" is defined in the preamble hereof.

        "Bank" is defined in the preamble hereof.

        "Bank Expenses" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Bank with respect to Borrower.

        "Borrower" is defined in the preamble hereof.

        "Borrower's Books" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

        "Borrowing Resolutions" are, with respect to any Person, those resolutions adopted by such Person's Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which Bank is closed.

        "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (c) Bank's certificates of deposit issued maturing no more than one (1) year after issue, and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

        "Claims" is defined in Section 12.2.

        "Code" is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank's Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

        "Collateral" is any and all properties, rights and assets of Borrower described on Exhibit A.

        "Communication" is defined in Section 10.

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

        "Credit Extension" is any Equipment Advance under this Agreement.

        "Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

        "Default Rate" is defined in Section 2.2(b).

        "Deposit Account" is any "deposit account" as defined in the Code with such additions to such term as may hereafter be made.

        "Designated Deposit Account" is Borrower's Deposit Account, account number                        , maintained with Bank.

        "Dollars," "dollars" and "$" each mean lawful money of the United States.

        "Draw Period" is the period of time from the Effective Date through the earliest to occur of (a) March 31, 2007, or (b) an Event of Default.

        "Effective Date" is defined in the preamble of this Agreement.

        "Eligible Equipment" is (a) new and/or used general purpose computer equipment, office equipment, test and laboratory equipment, and furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower's representations and warranties to Bank and which is acceptable to Bank in all respects and in which Bank has a first priority Lien.

        "Equipment" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

        "Equipment Advance" is defined in Section 2.1.1.

        "Equipment Line" is an Equipment Advance or Equipment Advances in an aggregate amount of up to One Million Five Hundred Thousand Dollars ($1,500,000.00) outstanding at any time.

        "Equipment Maturity Date" is March 1, 2010.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "Event of Default" is defined in Section 8.

        "Event of Loss" is defined in Section 2.1.1(d).

        "Final Payment" is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the Equipment Maturity Date, or (b) the acceleration of the Equipment Line following an Event of Default, equal to the Loan Amount multiplied by the Final Payment Percentage; provided, however, that for purposes of Section 2.1.1(d), the amount of the Final Payment shall be equal to the amount of the Equipment Advance relating to the Financed Equipment subject to the Event of Loss multiplied by the Final Payment Percentage.

        "Final Payment Percentage" is, for each Equipment Advance, five percent (5.0%).

        "Financed Equipment" is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.

        "Funding Date" is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

        "GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

        "Initial Equipment Advance" is defined in Section 2.1.1.

        "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Investment" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

        "Key Person" means, Chief Executive Officer, Chief Operating Officer, and/or Head of Development, who are currently Christoph Westphal, Garen Bohlin, and Peter Elliott, respectively.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Amount" is the original aggregate principal amount of the Equipment Advances.

        "Loan Documents" are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and Bank for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

        "Material Adverse Change" is (a) a material impairment in the perfection or priority of Bank's Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

        "Obligations" are Borrower's obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, under this Agreement and the Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin, and the performance of Borrower's duties under the Loan Documents.

        "Operating Documents" are, for any Person, such Person's formation documents, as certified with the Secretary of State of such Person's state of formation on a date that is no earlier than 30 days prior to the Effective Date, and its bylaws in current form, each of the foregoing with all current amendments or modifications thereto.

        "Other Equipment" is leasehold improvements, transferable software licenses, and other soft costs approved by Bank, including taxes, warranty charges, freight expenses and installation expenses.

        "Payment/Advance Form" is that certain form attached hereto as Exhibit B.

        "Payment Date" is the first calendar day of each calendar month.

        "Perfection Certificate" is defined in Section 5.1.

        "Permitted Indebtedness" is:

        (a)   Borrower's Indebtedness to Bank under this Agreement and the other Loan Documents;

        (b)   Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

        (c)   Subordinated Debt;

        (d)   unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

        (e)   Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

        (f)    Indebtedness secured by Permitted Liens;

        (g)   Indebtedness pursuant to a certain credit facility by and between Borrower and Hercules Growth Technology Capital, Inc. up to a maximum principal amount of Fifteen Million Dollars ($15,000,000.00); and

        (h)   extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

        "Permitted Investments" are:

        (a)   Investments shown on the Perfection Certificate and existing on the Effective Date;

        (b)   joint ventures or strategic alliances in the ordinary course of Borrower's business and investments consisting of the licensing of technology, the development of technology or the providing of technical support;

        (c)   Investments made pursuant to Borrower's Investment Policy dated as of                        , and attached hereto as Exhibit C, as amended from time to time, provided that any amendments expanding the definition of Permitted Investments shall be approved by Bank in writing;

        (d)   other Investments not otherwise permitted by Section 7.7 not exceeding Two Hundred Thousand Dollars ($200,000.00) in the aggregate outstanding at any time; and

        (e)   Cash Equivalents.

        "Permitted Liens" are:

        (a)   Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

        (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's Liens;

        (c)   (i) leasehold improvements, or (ii) purchase money Liens and capital leases (x) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Million Dollars ($2,000,000.00) in the aggregate amount outstanding, or (y) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

        (d)   Liens in favor of Hecules Growth Technology Capital, Inc. securing the Permitted Indebtedness; and

        (e)   Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Registered Organization" is any "registered organization" as defined in the Code with such additions to such term as may hereafter be made.

        "Responsible Officer" is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

        "Subordinated Debt" is indebtedness incurred by Borrower subordinated to all of Borrower's now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

        "Subsidiary" means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

        "Transfer" is defined in Section 7.1.

        "Warrant" is that certain Warrant to Purchase Stock dated June 23, 2006, executed by Borrower in favor of Bank.

Signature page follows.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:
SIRTRIS PHARMACEUTICALS, INC.
By	/s/ GAREN BOHLIN
Name:	Garen Bohlin
Title:	Chief Operating Officer
BANK:
SILICON VALLEY BANK
By	/s/ BERNADETTE M. MICHAUD
Name:	Bernadette M. Michaud
Title:	Vice President

[Signature page to Loan and Security Agreement]

EXHIBIT A

          The Collateral consists of all of Borrower's right, title and interest in and to the following:

        1.     Each item of equipment, or personal property financed with a "Equipment Advance" pursuant to that certain Loan and Security Agreement, dated as of June 23, 2006 (the "Loan Agreement"), by and between Borrower and Bank, including, without limitation, the property described in Annex A hereto, whether now owned or hereafter acquired, together with all substitutions, renewals or replacements of and additions, improvements, and accessions to any and all of the foregoing, and all proceeds from sales, renewals, releases or other dispositions thereof.

        2.     All Borrower's Books relating to the equipment, or personal property referred to in paragraph 1.

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Annex A to Exhibit A

        The Financed Equipment being financed with the Equipment Advance is listed below. Upon the funding of such Equipment Advance, this schedule automatically shall be deemed to be a part of the Collateral.

Description of Equipment	Make	Model	Serial #	Invoice#

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EXHIBIT B

Loan Payment/Advance Request Form

Fax To:	Date:

LOAN PAYMENT:

Sirtris Pharmaceuticals, Inc.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)
Principal $		and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)
Amount of Advance $

All Borrower's representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.): (For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

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  Exhibit 10.7